EXHIBIT 99.1

KBR, Inc. First Quarter 2020 Financial Results Underscore Business Resilience

•	Strong business continuity; safe and effective transition to teleworking amidst COVID-19

•	Healthy liquidity profile and cash flow underscore business resilience; credit rating upgrade

•	Operating Cash Flow $41 million, Adjusted Operating Cash Flow $65 million

•	Simplifying and Restructuring Energy Solutions; Q1 charge

•	Diluted loss per share $(0.73), Adjusted EPS $0.39 and Adjusted EBITDA of $112 million

HOUSTON, Texas - April 29, 2020 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and energy industries today announced first quarter 2020 financial results.

“I am pleased to announce the company's first quarter 2020 financial results," said Stuart Bradie, President and CEO of KBR. "With more than 85% of our portfolio supporting mission critical government services and delivering proprietary technology solutions, our business continues to be resilient amidst the COVID-19 pandemic and energy market downturn,” Bradie said.
Today, the company continues to maintain a healthy liquidity profile and produced strong free cash flow in the first quarter 2020. Our $500 million revolving credit facility remains essentially untapped, and based on expected free cash flow for the year, we do not plan to draw on this source of funds for operating purposes in 2020.  Additionally, management plans to maintain its regular quarterly dividend at $0.10 per share, reflecting the 25% increase announced earlier this year.
“We produced excellent cash flow in the quarter and core operating results were in line with our expectations. Strong liquidity combined with our ability to generate healthy free cash flow in the current environment is an indicator of the long-term sustainability and durability of our company,” Bradie said.
Operational Update
“During these unprecedented times, our primary focus continues to be the health, safety and wellbeing of our people,” Bradie continued. “With operations in China and South Korea, we took the threat of coronavirus seriously early. In January we stood up our global crisis management team, began planning for various scenarios, tested our business resilience plans and IT infrastructure and started transitioning our people to telework arrangements. Today over 90% of our office personnel are successfully working from home,” continued Bradie. “Operationally, we remain laser focused on serving our clients. With a significant majority of our portfolio supporting mission critical operations for the U.S., U.K. and Australian governments, our people swiftly and deftly mobilized to ensure continuity of service,” Bradie continued.
Government Solutions delivered 1.3x book-to-bill (BTB), excluding the workoff of PFIs, defending its largest recompete of 2020 and achieving BTB of greater than 1x in each of its three major service lines. “Our Government Solutions customers across the world have been hugely supportive, and the vast majority of our government work continues on pace with our 2020 expectations. Our clients have worked closely with us as we transitioned and have gone to great lengths to support business as usual during unusual times,” said Bradie.
In February, the company acquired certain contracts from SMA in Australia under which we will deliver technical training, curriculum development, technical documentation, and data analysis to the Royal Australian Navy. Our Government Solutions Australia team has been successful in leveraging our highly specialized, technology-enabled capabilities as the Australian Department of Defence modernizes and renews its platforms.  The addition of these contracts providing white-collar, professional services is highly strategic as it further expands our footprint in this growing market.
The Technology business continues to benefit from strong 2019 backlog. As expected, bookings in the first quarter were lower due to COVID-19 and have been further impacted with the disruptions in the energy market. We have begun to see activity in this sector picking up and expect a modest but temporary dip in performance in this business. Our long-term outlook remains strong.
Energy Solutions
Our Energy Solutions business has been adversely impacted by the energy market downturn and COVID-19-related demand reductions. Management is closely monitoring capital investment and spending modifications across its client base and has taken the following proactive measures to immediately reduce costs and increase resilience for the future:

•	Streamlining and restructuring Energy Solutions, including reducing excess real estate capacity and overhead ahead of the curve;

•	Simplifying the Energy Solutions business under one KBR brand and management structure.
As a result of these actions, the company recorded a pretax charge of $178 million during the first quarter 2020, of which almost 90% was non-cash to impair goodwill, equity investments, real estate and other assets. This charge had a minimal impact on financial liquidity.
The KBR Board and CEO are taking a voluntary 15% salary reduction in the second quarter 2020, and the leadership team across KBR is taking a 10% reduction.
Looking Forward
“We believe our preparedness for COVID-19 has enabled continuity of service to our customers and stakeholders, the resilience of our Government and Technology Solutions businesses and our actions to better position our Energy business will enable continued delivery of predictable, stable and sound financial results. We are proud of our employees' unwavering commitment, focus and agility and are confident of our team's ability to deliver during this tumultuous time,” Bradie concluded.

Summarized First Quarter 2020 Financial Results

	Three Months Ended March 31,
Dollars in millions, except share data	2020	2019

Revenues:
Government Solutions	$955	$975
Technology Solutions	$88	$92
Energy Solutions	$491	$272
Non-strategic Business	$3	$1
Total revenues	$1,537	$1,340
Net income (loss) attributable to KBR	$(104)	$40
Adjusted EBITDA[1]:
Government Solutions	$106	$89
Technology Solutions	$23	$22
Energy Solutions	$11	$28
Corporate and NSB	$(28)	$(33)
Total adjusted EBITDA[1]	$112	$106
Earnings (loss) per share:
Diluted earnings (loss) per share	$(0.73)	$0.28
Adjusted EPS[1]	$0.39	$0.36
Operating cash flows:
GAAP operating cash flows	$41	$48
Adjusted operating cash flow	$65	$48
_________
[1] See additional information at the end of this release regarding non-GAAP financial measures.

Summary Results for Quarter Ended March 31, 2020
Revenue of $1.5 billion, an increase of 15% over Q1 2019; Net Loss attributable to KBR of $(104) million. The net loss attributable to KBR was primarily driven by the pretax restructuring and impairment charge of $178 million previously discussed. Adjusted EBITDA of $112 million, an increase of 6% over Q1 2019, attributable to the following:

•
Government Solutions (GS) Adjusted EBITDA of $106 million, an increase of $17 million or 19% compared to Q1 2019, from strong operational performance in the U.S. and internationally. Revenue of $955 million was down slightly compared to 2019 due to the completion of the Tyndall disaster recovery work in mid-2019 and slightly lower volume on overseas contingency programs. The growth in Adjusted EBITDA resulted from excellent margins in the current quarter associated with continued strong execution on the Aspire Capital Works program as well as successful resolution of certain legacy claims with the U.S. government.

•
Technology Solutions (TS) Adjusted EBITDA of $23 million, an increase of $1 million or 5% compared to Q1 2019 due to a change in mix, primarily increased license and engineering services. Revenues were down slightly due to higher volumes of proprietary equipment deliveries in 2019.

•
Energy Solutions (ES) Adjusted EBITDA of $11 million, a decrease of $17 million or 61% compared to Q1 2019. While revenue grew significantly associated primarily with reimbursable EPC projects commenced in 2019 along the U.S. Gulf Coast and expanded services globally, margins were compressed by higher volumes of low risk, reimbursable construction services. Margins benefited in 2019 from favorable project completion and close-outs that did not recur in 2020.

Liquidity and Capital Structure
Highlights from the quarter include the following:

•	Quarterly operating cash flow of $41 million and adjusted operating cash flow of $65 million.

•	Gross debt leverage ratio of 2.4x, net of cash 1.2x, as of March 31, 2020.

•
As previously reported, we completed the amendment of our credit agreement in February 2020, meaningfully strengthening our liquidity and financial platform while reducing overall borrowing costs. In connection with this transaction, we repaid $137 million of borrowings using excess cash.

•
As previously reported, in February 2020, our board approved an increase to our regular quarterly dividend of 25% to $0.10 per share and approved the restoration of our share repurchase authorization to an aggregate $350 million.

In April 2020, Moody's announced a rating upgrade to KBR's Senior Secured Debt (first lien credit facility) from Ba2 to Ba1 and improved its liquidity profile rating to SGL-1, the highest liquidity grade in this category. KBR’s Ba3 Corporate Family Rating and stable outlook remain unchanged.  Moody's press release stated that the revision broadly reflects "KBR's competitive scale in defense services, and its solid niche positions within technology, energy services, and complex project delivery." The release goes on to state that, "KBR’s noteworthy bidding discipline over the past two years has built confidence and was a major contributing factor to the upgrade."
Notable New Business Awards and Developments
Highlights from the quarter include the following:

•	We expanded our GS Systems Engineering portfolio through multiple recompete and new business expansions supporting next generation technologies, including $139M in NAVAIR engineering contracts and several new task orders to provide avionics product and life cycle analysis for the U.S. Air Force.

•
We successfully defended our largest GS recompete of the year, NASA Ames ISRDS, strengthening our NASA franchise.  Under this contract, we perform cutting-edge research and development alongside our colleagues at NASA in the areas of artificial intelligence, knowledge discovery, and nanotechnology information processing & sensors.

•
We won seats on two important GS IDIQ contracts: an 8-year IDIQ contract to provide integrated technology solutions to secure U.S. Air Force bases globally, and  an 11-year IDIQ contract for the U.S. Air Force to support contingency and humanitarian operations.

•	In March, we won a TS catalyst supply contract to provide our proprietary vinyl acetate monomer catalyst to a client in China underscoring our emerging leadership in this area.
Revising 2020 Guidance
The company updates 2020 GAAP EPS guidance to a range of $0.12 to $0.42 per share and adjusted EPS guidance to a range of $1.50 to $1.80 per share. The company updates 2020 GAAP operating cash flow to a range of $150 million to $200 million and adjusted operating cash flow guidance to a range of $175 million to $225 million. A reconciliation of adjusted EPS and adjusted operating cash flow guidance is included at the end of this release. Our effective tax rate for 2020 is estimated to range from 25% to 27%.
About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs approximately 37,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Solutions, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics;

•
Technology Solutions, featuring proprietary technology, equipment, catalysts, digital solutions and related technical services for the monetization of hydrocarbons, including refining, petrochemicals, ammonia and specialty chemicals, as well as inorganics; and

•
Energy Solutions, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services.

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the significant adverse impacts on economic and market conditions of the COVID-19 pandemic; the company’s ability to respond to the challenges and business disruption presented by the COVID-19 pandemic; the recent dislocation of the global energy market; the company’s ability to realize cost savings and efficiencies relating to the streamlining of its Energy Solutions business; the company’s ability to manage its liquidity; the company’s ability to continue to generate anticipated levels of revenue, profits and cash flow from operations during the COVID-19 pandemic and any resulting economic downturn; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers, including as a result of the COVID-19 pandemic; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Revenues:
Government Solutions	$955	$975
Technology Solutions	88	92
Energy Solutions	491	272
Non-strategic Business	3	1
Total revenues	1,537	1,340
Gross profit (loss):
Government Solutions	127	90
Technology Solutions	29	27
Energy Solutions	34	36
Non-strategic Business	(4)	—
Total gross profit	186	153
Equity in earnings of unconsolidated affiliates:
Government Solutions	5	6
Energy Solutions	(4)	3
Non-strategic Business	—	(9)
Total equity in earnings of unconsolidated affiliates	1	—
Selling, general and administrative expenses
Government Solutions	(40)	(30)
Technology Solutions	(7)	(7)
Energy Solutions	(18)	(16)
Corporate	(32)	(25)
Total selling, general and administrative expense	(97)	(78)
Acquisition and integration related costs	—	(1)
Goodwill impairment	(62)	—
Restructuring charges and asset impairments	(116)	—
Gain on disposition of assets	19	4
Operating (loss) income	(69)	78
Interest expense	(23)	(25)
Other non-operating income	7	5
(Loss) income before income taxes and noncontrolling interests	(85)	58
Benefit (provision) for income taxes	1	(16)
Net (loss) income	(84)	42
Net income attributable to noncontrolling interests	(20)	(2)
Net (loss) income attributable to KBR	$(104)	$40
Adjusted EBITDA[1]	$112	$106
Diluted EPS	$(0.73)	$0.28
Adjusted EPS[1]	$0.39	$0.36
[1] See additional information at the end of this release regarding non-GAAP financial measures.

KBR, Inc.
Consolidated Balance Sheets
(In millions, except share data)

	March 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$566	$712
Accounts receivable, net of allowance for doubtful accounts of $9 and $14	1,085	938
Contract assets	197	215
Other current assets	134	146
Total current assets	1,982	2,011
Claims and accounts receivable	58	59
Property, plant, and equipment, net	120	130
Operating lease assets	120	175
Goodwill	1,210	1,265
Intangible assets, net of accumulated amortization of $190 and $184	466	495
Equity in and advances to unconsolidated affiliates	759	850
Deferred income taxes	249	236
Other assets	140	143
Total assets	$5,104	$5,364

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$693	$572
Contract liabilities	415	484
Accrued salaries, wages and benefits	238	209
Nonrecourse project debt	11	11
Operating lease liabilities	42	39
Other current liabilities	228	186
Total current liabilities	1,627	1,501
Pension obligations	249	277
Employee compensation and benefits	97	115
Income tax payable	91	92
Deferred income taxes	14	16
Nonrecourse project debt	6	7
Long-term debt	1,053	1,183
Operating lease liabilities	145	192
Other liabilities	164	124
Total liabilities	3,446	3,507
KBR shareholders' equity:
Paid-in capital in excess of par	2,210	2,206
Accumulated other comprehensive loss	(1,081)	(987)
Retained earnings	1,320	1,441
Treasury stock	(819)	(817)
Total KBR shareholders' equity	1,630	1,843
Noncontrolling interests	28	14
Total shareholders' equity	1,658	1,857
Total liabilities and shareholders' equity	$5,104	$5,364

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Cash flows from operating activities:
Net (loss) income	$(84)	$42
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27	25
Equity in earnings of unconsolidated affiliates	(1)	—
Deferred income tax (benefit) expense	(10)	3
Gain on disposition of assets	(19)	(4)
Goodwill impairment	62	—
Restructuring charges and asset impairments	64	—
Other	1	(4)
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(169)	(48)
Contract assets	15	(1)
Accounts payable	125	39
Contract liabilities	(59)	4
Accrued salaries, wages and benefits	31	9
Other assets and liabilities	58	(17)
Total cash flows provided by operating activities	41	48
Cash flows from investing activities:
Purchases of property, plant and equipment	(2)	(2)
Investments in equity method joint ventures	—	(70)
Acquisition of businesses, net of cash acquired	(9)	—
Other	—	3
Total cash flows used in investing activities	(11)	(69)
Cash flows from financing activities:
Borrowings on long-term debt	113	—
Payments on short-term and long-term borrowings, net	(252)	(2)
Debt issuance costs	(3)	—
Payments of dividends to shareholders	(11)	(11)
Net proceeds from issuance of common stock	2	1
Payments to reacquire common stock	(4)	(3)
Payments on financing lease obligation	—	(2)
Total cash flows used in financing activities	(155)	(17)
Effect of exchange rate changes on cash	(21)	7
Decrease in cash and equivalents	(146)	(31)
Cash and equivalents at beginning of period	712	739
Cash and equivalents at end of period	$566	$708

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	March 31,	December 31,
	2020	2019
Government Solutions	$10,718	$10,960
Technology Solutions	527	579
Energy Solutions	2,677	3,097
Total backlog	$13,922	$14,636

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's PFIs based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.4 billion at March 31, 2020 and $2.6 billion at December 31, 2019. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $0.1 billion at March 31, 2020 and $0.1 billion at December 31, 2019.

We estimate that as of March 31, 2020, 32% of our backlog will be executed within one year. Of this amount, 89% will be recognized in revenues on our condensed consolidated statement of operations and 11% will be recorded by our unconsolidated joint ventures. As of March 31, 2020, $48 million of our backlog relates to active contracts that are in a loss position.

As of March 31, 2020, 12% of our backlog was attributable to fixed-price contracts, 49% was attributable to PFIs and 39% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of March 31, 2020, $8.5 billion of our GS backlog was currently funded by our customers. As of March 31, 2020, we had approximately $2.7 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the quarters ended March 31, 2020 and 2019 is considered a non-GAAP financial measure under SEC rules because EBITDA and Adjusted EBITDA for each such period exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the quarters ended March 31, 2020 and 2019 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended March 31,
Dollars in millions	2020	2019

Net Income Attributable to KBR	$(104)	$40
Add Back:
Interest expense	23	25
Provision (benefit) for income taxes	(1)	16
Other non-operating income	(7)	(5)
Depreciation and amortization	27	25
Consolidated EBITDA	$(62)	$101
Add back:
Restructuring and impairment charge, net of NCI	173	—
Non-cash gain from legal entity rationalization	(8)	—
Ichthys commercial dispute costs	7	—
Legacy legal fees	2	4
Acquisition and integration related costs	—	1
Adjusted EBITDA	$112	$106

Adjusted EPS

Adjusted earnings per share (Adjusted EPS) for each of the quarters ended March 31, 2020 and 2019 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the quarters ended March 31, 2020 and 2019 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the quarters ended March 31, 2020 and 2019 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended March 31,
	2020	2019

Diluted earnings (loss) per share	$(0.73)	$0.28
Adjustments:
Restructuring and impairment charge, net of NCI	$1.08	$—
Non-cash gain from legal entity rationalization	$(0.05)	$—
Ichthys interest and commercial dispute costs	$0.05	$0.02
Non-cash imputed interest on conversion option	$0.01	$0.01
Amortization related to Aspire acquisition	$0.02	$0.02
Legacy legal fees	$0.01	$0.02
Acquisition and integration related costs	$—	$0.01
Adjusted EPS	$0.39	$0.36

We have calculated the Adjusted EPS for the 2020 guidance by adjusting diluted EPS for the items included in the table below.

	Low	High

Diluted earnings per share guidance:	$0.12	$0.42
Adjustments:
Restructuring and impairment charge, net of NCI	$1.08
Non-cash gain from legal entity rationalization(1)	$(0.05)
Ichthys interest and commercial dispute costs	$0.15
Non-cash imputed interest and conversion hedge(2)	$0.06
Amortization related to Aspire acquisition	$0.08
Legacy legal fees	$0.06
Adjusted EPS Guidance	$1.50	$1.80
(1) (Gain) / loss on close-out of legal entities will vary based on actual entities closed during the year (2) Conversion hedge will be calculated and adjusted quarterly based on KBR trading price

Adjusted Cash Flows Provided by Operating Activities

Adjusted operating cash flows for 2020 guidance is considered a non-GAAP financial measure under SEC rules because the Adjusted operating cash flows excludes certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted operating cash flows affords investors a view of what management considers KBR's core operating cash flow performance for 2020 guidance and also affords investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated Adjusted operating cash flow for each of the quarters ended March 31, 2020 and 2019 by adjusting operating cash flow provided by operating activities for the item included in the table below.

	Three Months Ended March 31,
	2020	2019

Cash flow provided by operating activities	$41	$48
Add back impact of major project advance workoff	24	-
Adjusted operating cash flow	$65	$48

We have calculated the Adjusted operating cash flows for the 2020 guidance by adjusting cash flows provided by operating activities for the item included in the table below.

Dollars in millions	Low	High

Cash flows provided by operating activities guidance	$150	$200
Adjustments:
Add back impact of major project advance workoff	75
Remove CARES Act temporary tax payment deferral	(50)
Adjusted operating cash flow guidance	$175	$225